As filed with the Securities and Exchange Commission on May 3, 2019
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________
Form S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_________________________
Beyond Meat, Inc.
(Exact name of registrant as specified in its charter)
_________________________

Delaware	26-4087597
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)
119 Standard Street
El Segundo, CA 90245
(866) 756-4112
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Beyond Meat, Inc. 2018 Equity Incentive Plan
Beyond Meat, Inc. 2018 Employee Stock Purchase Plan
(Full title of the plans)
Mark J. Nelson
Beyond Meat, Inc.
119 Standard Street
El Segundo, CA 90245
(866) 756-4112
(Name, address, including zip code, and telephone number, including area code, of agent for service)
_________________________
Copy to:
Harold Yu, Esq.
Christopher Austin, Esq.
William L. Hughes, Esq.
Orrick, Herrington & Sutcliffe LLP
1000 Marsh Road
Menlo Park, California 94025
(650) 614-7400
_________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller reporting company ☐

Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
_________________________
CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.0001 par value per share
To be issued under the Beyond Meat, Inc. 2018 Equity Incentive Plan (the “2018 Plan”) pursuant to future awards under the 2018 Plan	3,612,095(2)	$58.98	(3)	$213,041,363.10	$25,820.62
To be issued under outstanding options under the 2018 Plan	6,155,936(4)	$7.82	(5)	$48,139,419.52	$5,834.50
Issued or to be issued under outstanding restricted shares under the 2018 Plan	180,592(6)	$18.39	(7)	$3,321,086.88	$402.52
To be issued under the Beyond Meat, Inc. 2018 Employee Stock Purchase Plan (the “ESPP” and together with the 2018 Plan, the “Plans”) pursuant to future awards under the ESPP	804,195(8)	$50.13	(9)	$40,316,707.94	$4,886.39
Totals:	10,752,818			$304,818,577.44	$36,944.03

(1)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (the “Registration Statement”) shall also cover any additional shares of common stock (“Common Stock”) of Beyond Meat, Inc. (the “Registrant”) that become issuable under the Plans by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)
Represents shares of Common Stock remaining available for issuance pursuant to future awards under the 2018 Plan. The number of shares reserved for issuance under the 2018 Plan will be automatically increased on the first day of each fiscal year, starting in fiscal 2020, by a number of shares equal to the lesser of (i) 2,144,521 shares, (ii) 4% of the total number of shares of Common Stock outstanding on the last day of the prior fiscal year or (iii) such number of shares as determined by the Registrant’s board of directors (the “Board”).

(3)
Calculated solely for purposes of this offering under Rule 457(c) and 457(h) of the Securities Act. The proposed maximum offering price per share is equal to $58.98, the average of the high sales price ($72.95) and the low sales price ($45.00) for the Common Stock as reported on the Nasdaq Global Market on May 2, 2019.

(4)	Represents shares of Common Stock reserved for issuance pursuant to outstanding stock options granted under the 2018 Plan.

(5)
Calculated solely for the purposes of this offering under Rule 457(h) of the Securities Act on the basis of the weighted average exercise price for stock options outstanding under the 2018 Plan as of the date of this Registration Statement.

(6)	Represents outstanding restricted shares of Common Stock and shares of Common Stock reserved for issuance pursuant to outstanding stock awards, in each case, issued under the 2018 Plan.

(7)
Calculated solely for the purposes of this offering under Rule 457(h) on the basis of the weighted average market value, as of the date of grant, of outstanding restricted shares of Common Stock and outstanding stock awards, in each case, issued under the 2018 Plan.

(8)
Represents shares of Common Stock reserved for issuance pursuant to the ESPP. The number of shares reserved for issuance under the ESPP will be automatically increased on the first day of each fiscal year, starting in fiscal year 2020 by a number of shares equal to the lesser of (i) 536,130 shares of Common Stock, (ii) 1% of the total number of shares of Common Stock outstanding on the last day of the prior fiscal year or (iii) such number of shares as determined by the Board.

(9)
Calculated solely for purposes of this offering under Rule 457(c) and 457(h) of the Securities Act. The proposed maximum offering price per share is equal to 85% of $58.98, the average of the high sales price ($72.95) and the low sales price ($45.00) for the Common Stock as reported on the Nasdaq Global Market on May 2, 2019.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
The documents containing the information specified in this Part I will be delivered to the participants in the Plans covered by this Registration Statement as required by Rule 428(b)(1) of the Securities Act. Such documents are not required to be filed with the Commission as part of this Registration Statement.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

(a)
The Registrant’s Prospectus dated May 1, 2019, pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form S-1, as amended (File No. 333-228453), which contains audited consolidated financial statements for the Registrant’s latest fiscal year for which such statements have been filed; and

(b)
The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A, dated April 24, 2019, and any other amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall be deemed incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents until a post-effective amendment of this Registration Statement is filed which indicates that all securities being offered hereby have been sold or which deregisters all securities then remaining unsold.
Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in a subsequently filed document which is also incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities
Not applicable.
Item 5. Interests of Named Experts and Counsel
Orrick, Herrington & Sutcliffe LLP and certain attorneys and investment funds affiliated with the firm own shares of the Registrant’s preferred stock which will be converted into an aggregate of 13,585 shares of Common Stock immediately prior to the completion of the Registrant’s initial public offering of its Common Stock.

Item 6. Indemnification of Directors and Officers
The Registrant has entered into indemnification agreements with each of its current directors and executive officers. These agreements require the Registrant to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to the Registrant, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. The Registrant also intends to enter into indemnification agreements with the Registrant’s future directors and executive officers.
Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The Registrant’s amended and restated bylaws that will be effective upon the closing of the Registrant’s initial offering provide for indemnification by the Registrant of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law.
Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant’s amended and restated certificate of incorporation that will be effective upon the closing of the Registrant’s initial offering provides for such limitation of liability.
The Registrant maintains standard policies of insurance under which coverage is provided (a) to the Registrant’s directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, and (b) to the Registrant with respect to payments the Registrant may make to the Registrant’s officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.
In any underwriting agreement the Registrant enters into in connection with the sale of common stock registered in the Registrant’s initial public offering, the underwriters will agree to indemnify, under certain conditions, the Registrant, the Registrant’s directors, the Registrant’s officers and persons who control the Registrant within the meaning of the Securities Act against certain liabilities.
Item 7. Exemption from Registration Claimed
Not applicable.

Item 8. Exhibits

Exhibit Number	Documents
5.1*	Opinion of Orrick, Herrington & Sutcliffe LLP
23.1*	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm
23.2	Consent of Orrick, Herrington & Sutcliffe LLP (included in Exhibit 5.1)
24.1	Power of Attorney (contained in the signature page to this Registration Statement)
99.1	2018 Equity Incentive Plan and forms of agreement thereunder (incorporated herein by reference to Exhibit 10.13 to the Registrant’s Form S-1).
99.2	2018 Employee Stock Purchase Plan and forms of agreement thereunder (incorporated herein by reference to Exhibit 10.14 to the Registrant’s Form S-1).
______________
* Filed herewith.
Item 9. Undertakings.
(a)The Registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;
(iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of El Segundo, State of California, on May 3, 2019.

Beyond Meat, Inc.

By	/s/ Ethan Brown
Ethan Brown
Chief Executive Officer and President
POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Ethan Brown and Mark J. Nelson, each of them with power to act alone, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments of this registration statement, including post-effective amendments, and to file the same, together with exhibits thereto, and other documents in connection therewith, with the Commission, granting unto such attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises hereof, as fully to all intents and purposes as he or she might do or could do in person, thereby ratifying and confirming all that said attorney-in-fact or his or her substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Ethan Brown	President, Chief Executive Officer and Director	May 3, 2019
Ethan Brown	(Principal Executive Officer)

/s/ Mark J. Nelson	Chief Financial Officer, Treasurer and Secretary	May 3, 2019
Mark J. Nelson	(Principal Financial Officer and Principal Accounting Officer)

/s/ Seth Goldman	Executive Chair and Chairman of the Board	May 3, 2019
Seth Goldman

/s/ Gregory Bohlen	Director	May 3, 2019
Gregory Bohlen

/s/ Diane Carhart	Director	May 3, 2019
Diane Carhart

/s/ Raymond J. Lane	Director	May 3, 2019
Raymond J. Lane

/s/ Bernhard van Lengerich, Ph.D.	Director	May 3, 2019
Bernhard van Lengerich, Ph.D.

/s/ Ned Segal	Director	May 3, 2019
Ned Segal

/s/ Christopher Isaac Stone	Director	May 3, 2019
Christopher Isaac Stone

/s/ Donald Thompson	Director	May 3, 2019
Donald Thompson

/s/ Kathy N. Waller	Director	May 3, 2019
Kathy N. Waller